CODE OF ETHICS

                        Kennedy Capital Management, Inc.
                                September 1, 2000


                                 I. INTRODUCTION

         A. Purpose. In order to promote conduct in accordance with high standards of commercial honor, observance of its fiduciary duties to clients and compliance with the provisions of Section 206 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), Kennedy Capital Management, Inc. (the "Adviser") has adopted this Code of Ethics ("Code").

         B. Fiduciary Duty. This Code is based on the principle that Advisory Persons (as defined below) owe a fiduciary duty to, among others, clients of the Adviser ("Clients"). In complying with this fiduciary duty, Advisory Persons owe Clients the highest duty of trust and fair dealing. The Code applies to all Advisory Persons and focuses principally on limitations on and reporting of personal securities transactions. Advisory Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of Clients.

         As fiduciaries, Advisory Persons must at all times: (1) place the interests of the Clients first; (2) avoid taking inappropriate advantage of their positions; and (3) conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Clients. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

                                 II. DEFINITIONS

         A. "Advisory Person" means (1) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for the account of any Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made for the account of any Client with regard to the purchase or sale of a Security.

         Note: A person who normally only assists in the preparation of public reports, or receives public reports but receives no information about current recommendations or trading, is not an Advisory Person. A single instance or infrequent, inadvertent instances of obtaining knowledge does not make one either then or for all times an Advisory Person. Under the definition of "Advisory Person" the phrase "makes. . .the purchase or sale" means someone who places orders or otherwise arranges transactions.

         C. "Beneficial Ownership" will be attributed to an Advisory Person in all instances in which the Advisory Person (i) possesses the ability to purchase or sell the securities (or the ability to direct the disposition of the securities); (ii) possesses voting power (including the power to vote or to direct the voting over such securities; or (iii) receives any benefits


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substantially equivalent to those of ownership. Whether a person has beneficial ownership will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a)(2) and
(5) under the Securities Exchange Act of 1934.

         D.       "Control" shall have the same meaning as that set forth in
Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

         E. "Independent Director" means a Director who is not an employee of the Adviser.

         F. Portfolio Manager" means a person who has or shares principal day-to-day responsibility for managing the portfolios of Clients.

         G. "Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants; except that it does not include securities issued by the U.S. Government, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, shares of registered open-end investment companies, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments, or such other securities as may be excepted under the provisions or interpretations of Rule 204-2(a)(12) under the Advisers Act as in effect from time to time. "Security" does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

         H. "Security Held or to be Acquired by Clients" means: (i) any Security which, in the most recent 15 days, (a) is or has been held by the Clients; or (b) is being considered by the Adviser for purchase or sale for the account of any Client; and (ii) any option to purchase or sell, and any security convertible into, a Security described in Section II.H(i) above.


                            III. EXEMPT TRANSACTIONS

The prohibitions of Section IV of this Code shall not apply to the following transactions by Advisory Persons:

         (1) Mutual Funds. Purchases and sales of mutual funds (including mutual funds advised by the Adviser);

         (2) No Control. Purchases and sales of Securities effected for any account over which the Advisory Person has no direct or indirect influence or control; and purchases and sales which are nonvolitional on the part of the Advisory Person, including purchase or sales upon exercise of puts or calls written by the Advisory Person and sales from a margin account pursuant to a bona fide margin call.

         (3) Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

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                  and any purchases which are: (i) made solely with the dividend proceeds received in a dividend reinvestment plan; or (ii) part of an automatic payroll deduction plan whereby an employee purchases securities issued by an employer;

         (4) Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue, and the sale of such rights so acquired; and

         (5) No Harm to the Clients. Transactions that appear to present no reasonable likelihood of harm to Clients, which are otherwise in accordance with Section 206 of the Advisers Act, and which the President of the Adviser has authorized in advance; and transactions that the Independent Directors of the Adviser, after consideration of all of the facts and circumstances, determine to have not been fraudulent, deceptive or manipulative to the Clients.


                           IV. PROHIBITED TRANSACTIONS

         A. No Advisory Persons shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by Clients:

                  (1)        employ any device, scheme or artifice to defraud
                  Clients;

                  (2) ______ make to Clients any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

                  (3) engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Clients;

                  (4) engage in any manipulative practice with respect to Clients;

                  (5) engage in any illegal transaction in a Security while in possession of material, nonpublic information regarding the Security or the issuer of the Security; or

                  (6) engage in any transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

         B. Subject to the exceptions stated in Section III of this Code, it shall be impermissible for any Advisory Person to purchase or sell, directly or indirectly, any Security (or any option to purchase any Security) which:

                  (1) is being considered for purchase or sale for the account of any Client; or

                  (2) has been purchased or sold for the account of any Client within the most recent 10 days.

A Security is "being considered for purchase or sale"

         (a) for a period of three business days after a written recommendation to purchase or sell

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                  a security has been made,

         (b) with respect to a portfolio manager or persons advising a portfolio manager with respect to a specific transaction, during the period a portfolio manager is making a determination regarding the purchase or sale of a security or

         (c) with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         A Security is being "purchased" or "sold" for the account of a Client from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the account of such Client until the time when such program has been fully completed or terminated.

         C. Subject to the exceptions stated in Section III of this Code, it shall be impermissible for any Advisory Person to liquidate or cover a position in any Security held by the Advisory Person within 60 calendar days of the date on which such position was initiated by the Advisory Person; provided, however, that such a transaction will be permissible with the prior approval of the Compliance Officer or the President of the Adviser. Permission may be granted in the sole discretion of the Compliance Officer or President if:

                  (1) a change in the market value of the Security to be liquidated or covered has resulted in a loss of more than 15% of the initial market value of such Security; or

                  (2) exceptional circumstances warrant approval of the transaction and the transaction does not disadvantage any Client.

         D. Advisory Persons must obtain approval from the Compliance Officer before directly or indirectly acquiring beneficial ownership in any Securities in an initial public offering ("IPO") or limited offering. A limited offering is an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or section 4(6) thereof, including any offering conducted on a private placement basis pursuant to Regulation D of the Securities Act.

         E. Any Advisory Person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the Compliance Officer or the President of the Adviser prior to proceeding with the transaction.

                            V. REPORTING REQUIREMENTS

         A. Initial Reporting Requirements (Advisory Persons). No later than 10 days after a person becomes an Advisory Person, every Advisory Person (except Independent Directors) shall file with the Compliance Officer of the Client a report containing the information set forth in V.C below with respect to transactions in any Security in which such Advisory Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security (regardless of whether such transaction is listed in Section III); provided, however, that such Advisory Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control if such person certifies such fact to the Adviser, provided further, that the term "Security" does not include the savings or demand deposit accounts with banks.

         B. Reporting Requirements (Independent Directors). Each Independent Director must report to the Compliance Officer of the Adviser any trade in a Security over which any

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Independent Director has Beneficial Ownership if the Independent Director knew or, in the ordinary course of fulfilling his or her duty as a director of the Adviser, should have known, that during the 15-day period immediately preceding or after the date of the transaction in a Security by the director such Security was or would be purchased or sold for the account of any Client or such purchase or sale for the account of any Client was or would be considered by the Adviser. The "should have known" standard does not imply a duty of inquiry and no knowledge is imputed to the director because of prior knowledge of the any Client's portfolio holdings, investment objective, policies or restrictions.

         C. Quarterly Reporting Requirements. Every Advisory Person (except Independent Directors) must report all personal Securities transactions to the Compliance Officer of the Adviser no later than ten (10) days after the end of the calendar quarter in which the transaction took place. This report shall include the date, the title and number of shares, principal amount, nature of the transactions (purchase or sale), price and the name of the brokerage firm or bank through whom the Securities transaction was effected. In addition, each Advisory Person (except Independent Directors) shall complete and execute the Quarterly Affirmation in the form attached hereto as Exhibit A.

         D. Annual Reporting Requirements (Advisory Persons). Within ten business days after the end of every calendar year, every Advisory Person (except Independent Directors) must report all personal Securities holdings as of the end of such calendar year to the Compliance Officer of the Adviser. This report shall include the title and number of shares or principal amount of any Security in which the Advisory Person has any direct or indirect beneficial interest, the name of any brokerage firm or bank at which the Advisory Person maintains any account for transactions in Securities and the date of the report.

         E. Report Must be Filed Even if No Transactions. If an Advisory Person is not required to file such a report for any quarter because no reportable transactions were effected by such Advisory Person or because any transaction effected by such Advisory Person was for an account over which he or she has no direct or indirect influence or control, such Advisory Person (other than an Independent Director) shall certify these facts to the Adviser within ten (10) days of the end of such calendar quarter.

         F. Annual Report to Board of Directors. At least annually, the Compliance Officer must furnish to the Board of the Adviser a written report that:

                  (1) Describes any issues arising under the Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed as a result;

                  (2) Certifies that the Adviser has adopted procedures reasonably necessary to prevent Advisory Persons from violating the Code.

         G. No Admission. The making of such report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of Section V. hereof.


                               VI. CONFIDENTIALITY

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         Advisory Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Clients except to persons whose responsibilities require knowledge of the information. Portfolio Managers and other employees shall maintain all information relating to portfolios in a confidential and secure manner.


                           VII. REVIEW AND ENFORCEMENT

         A.       Transaction Review.

                  1. Review. The Compliance Officer of the Adviser shall cause the reported personal Securities transactions to be compared with completed and contemplated portfolio transactions of the Clients to determine whether any transactions (each a "Reviewable Transaction") listed in
                  Section IV may have occurred.

                  2. Code of Ethics Review Committee. If the Compliance Officer of the Clients determines that a Reviewable Transaction may have occurred, the Code of Ethics Review Committee shall then determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section III. Before making any determination that a violation has been committed by an individual, the Committee shall give such person an opportunity to supply additional information regarding the transaction in question. The Committee is responsible for investigating any suspected violation of the Code and imposing sanctions.

                  3. Committee Membership, Voting and Quorum. The Code of Ethics Review Committee shall consist of Charles W. Schweizer, President of the Adviser, and Dee Kaufmann, Head Trader. The Committee shall vote by majority vote with two members serving as a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee.

         B.       Remedies

                  1. Sanctions. If the Code of Ethics Review Committee determines that an Advisory Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, and termination of the employment of the violator. The Code of Ethics Review Committee may also require the Advisory Person to reverse the trade(s) in question and forfeit to a charity any profit or absorb any loss derived therefrom.

                  2. No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a Securities transaction of the President of the Adviser is under consideration, a Director or other officer of the Adviser designated for the purpose by the vote of the Directors of the Adviser, shall act in all respects in the manner prescribed herein for the President of the Adviser.

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         C.       Implementation of Code; Inquiries Regarding the Code. The
Compliance Officer of the Adviser is responsible for implementation of this Code and will answer any questions about this Code or any other compliance-related matters.


                                  VIII. RECORDS

         A. The Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

                  1. A copy of this Code and any other Code of Ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

                  2. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

                  3. A copy of each report made pursuant to this Code by any Advisory Person shall be preserved by the Adviser for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

                  4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         B.       Confidentiality

                  All reports of Securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.


                   IX. AMENDMENT: INTERPRETATION OF PROVISIONS

         The Board of Directors of the Adviser may from time to time amend this Code or adopt such interpretations of this Code as they deem appropriate.